Exhibit 10.1

June 29, 2007

Beijing Qiang Long Real Estate Development Co. Ltd.
95 West Road, Badaling Industrial Development Zone,
Yanqing County, Beijing City, People’s Republic of China
Attention:  Mr. Chang-de Li

Gentlemen:

Re:  Fulfillment of Qiang Long Investment Obligation

Reference is made to that certain Contract, dated January 29, 2004, between Beijing Qiang Long Real Estate Development Co. Ltd. (“Qiang Long”) and Minghua Group International Holdings Ltd. (the “Company”), as amended and supplemented from time to time (the “Contract”). Capitalized terms used, but not otherwise defined, have the meanings ascribed to such terms in the Contract.

Pursuant to the Contract, Qiang Long is obligated to purchase 140,000,000 shares of Minghua's common stock, par value $0.01 (the “Shares”) at an aggregate purchase price of US$29,400,000, or $0.21 per Share (the “Purchase Price”). In accordance with the Contract, Qiang Long has paid US$653,795 of the Purchase Price to the Company as a performance bond at the signing of the Contract and US$632,911 of the Purchase Price in exchange for 3,013,862 Shares, and is obligated to pay the US$28,113,294 balance of the Purchase Price (the “Final Installment”) in full by June 30, 2007 (the “Performance Date”). In exchange, the Company is obligated to issue the Shares to Qiang Long. However, as you are aware, the Company does not have a sufficient number of authorized shares available to issue all the Shares to Qiang Long by the Performance Date. Rather, the Company will have to obtain the consent of its stockholders to amend the Certificate of Incorporation of the Company to, among other things, effect a one-for-twenty reverse split of the Company’s issued and outstanding Common Stock, such that the Company would be able to issue the Shares to Qiang Long (the “Amendment”). Therefore, to allow for the issuance of the Shares after the Performance Date, Qiang Long has agreed to permit the Company to issue the Shares to Qiang Long as hereinafter set forth:

1. Qiang Long will deliver the Purchase Price to Beijing China Cardinal Real Estate Consulting Co., Ltd., the Company’s wholly-owned PRC subsidiary, to be held for the benefit of the Company in accordance with the Company’s procedures.

2. Within fifteen (15) business days after receiving the Final Installment, the Company shall issue 50,000,000 of the Shares to Qiang Long.

3. Within fifteen (15) business days following the effective date of the Amendment, the Company will issue to Qiang Long the remaining 86,986,138 Shares, which is equal to  4,349,307 Shares post-reverse split.

4. Each of the Company and Qiang Long acknowledges and agrees that, except as specifically set forth in this letter agreement, all of the terms and conditions of the Contract, including, but not limited to, all the obligations of the Company and Qiang Long, shall remain unchanged, with the same force and effect as if such matters were set forth herein. The terms and conditions set forth in this letter agreement may not be changed except in a writing signed by the Company and Qiang Long.

5. The representations and warranties of Qiang Long set forth in the Contract, including those regarding compliance with local laws, being a non-US person and the U.S. Patriot Act, are true and correct on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof, except for any such representation or warranty that expressly applies to a specified earlier date, in which case such representation or warranty shall have been true in all material respects on and as of such earlier date.

6. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

7. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute one and the same instrument.

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If the foregoing provisions correctly state our understanding with respect to the above matters, please indicate your agreement by signing two copies of this letter in the space provided below and returning one of the copies to us.

Very truly yours,

MINGHUA GROUP INTERNATIONAL HOLDINGS LTD.

By:	/s/ Jie Chen
Jie Chen
Chief Executive Officer

Acknowledged this 29th day of June, 2006:

BEIJING QIANG LONG REAL ESTATE DEVELOPMENT CO. LTD

By /s/ Changde Li

Changde Li
President